Exhibit 10.01

2017 Short-Term Incentive Plan

Centuri Construction Group

Short Term Incentive Plan (“Plan”) Objectives

•	Attract, motivate and retain top talent

•	Align incentives with short-term business strategies and priorities

•	Energize employees to achieve company objectives

•	Provide an adequate financial return at reasonable cost

Plan Status

The Plan is a bonus plan and has been designed to fit into the Department of Labor Regulation Section 2510.3-2(c) bonus program exception to an employee pension benefit plan status under the Employee Retirement Income Security Act of 1974, as amended. The Plan pays bonus compensation shortly after the year in which it is earned and is not intended to systematically defer the receipt of compensation until termination of employment or to provide retirement income. The Plan is also designed to not be subject to Section 409A of the Internal Revenue Code of 1986, (the “Code”) as amended, because the Plan fits into the Treasury Regulation Section 1.409A-1(b)(4) short term deferral exception to the application of Code Section 409A. For purposes of this Plan, the rules, regulations, and published guidance of the Internal Revenue Service promulgated for Code Section 409A are hereinafter collectively referred to as “Section 409A.”

Eligibility and Incentive Opportunity

This Plan applies to Centuri Construction Group, Inc. (“Centuri”) and its subsidiaries. As used herein: a “Plan Year” means the calendar year; the term “CEO” means Centuri’s President & CEO; “Company” means Centuri and any of its subsidiaries and, unless the context clearly indicates otherwise, refers to each in the singular and not collectively; and “Committee” means Centuri’s Compensation Steering Committee, which group shall be comprised of the CEO, Centuri’s Executive Vice-President/Chief Financial Officer, and Centuri’s Senior Vice-President of Human Resources (SVPHR) , along with such others as the CEO may appoint as Committee members from time to time. The CEO may remove one or more Committee members at any time.

Employees eligible for participation under this Plan are those whose jobs are deemed to be exempt positions as defined by the Fair Labor Standards Act (FSLA) and so designated by the Committee; eligibility starts upon hire or promotion into a Plan-designated position (subject to written confirmation by the SVPHR or his/her designee, by way of an offer letter or notice of such Plan eligibility to the newly promoted). Regarding any partial year (meaning an employee with a hire date or promotion date that is other than January 1), Plan participation will be proportionately based on a ratio of days in the Plan-

designated position to 365 days for the Plan Year. A Company employee shall not be eligible to receive a Plan bonus for a Plan Year under this Plan if the employee is eligible for a bonus for such Plan Year under any other Company short term incentive plan. A Plan bonus earned by an eligible employee/participant in one Plan Year will be paid in the following Plan Year to such eligible employee/participant only if employee remains actively employed by the Company at time of payout unless, in the Plan Year to which a Plan bonus is earned, the employee’s Company employment terminates due to the employee’s death, or his or her total and permanent disability. For purposes of this Plan, an employee will not be considered to have terminated employment due to a total and permanently disability unless, by no later than two months after the end of the Plan Year in which the employee’s employment terminates, the employee has been determined to be totally and permanently disabled by the Company’s long term disability insurer.

Plan bonus payouts are salary-based (and subject to the goals attainment, measures and weightings discussed elsewhere in this Plan), and the salary used for such shall be pegged to the employee’s base salary, as well as the percentage associated with their position, as of October 1 of the Plan Year at issue.

Fail Safe

If Centuri does not achieve a minimum threshold of its annual net profit before incentives and taxes goal for a Plan Year, the Plan will not pay any bonuses for such Plan Year.

Performance Measures, Weights, and Goals

The calculation of bonuses payable under this Plan is based on four performance measures or components:

1.	Corporate annual pre-tax profit (Appendix I);

2.	Safety DART (Appendix II);

3.	Area, Region, and Division Level Targets (Appendix III);

4.	Individual goals

At or near the beginning of the Plan Year, or as soon thereafter as practicable, the Centuri executive team will set a Plan Year corporate profitability goal (on a consolidated basis), as reviewed and approved by the CEO, representing the aggregate pre-tax profit at the Area, Regional and Division levels (Division targets will be set by Division management, subject to review and approval by the CEO), each of which shall be used for measuring and calculating payout of the profits component for each level depicted on the appendices (as amended from time to time with regard to any particular Plan Year).

The safety goal will be based on the American Gas Association (“AGA”) industry days away from work, restricted or transferred (“DART”) incident rate standard measurement for safety.

Attainment of targeted goals from each component comprises one-hundred percent (100%) of the total target incentive opportunity. Metrics and weighting are amended from time to time with regard to any particular Plan Year.

Plan Description and Template

Performance		Award
Excellence	125%	170%
Target	100%	100%
Threshold	70%	65%
Not Qual.	<70%	0%
Fail Safe	TBD: 50%	No Bonus

Performance		Award
Excellence	TBD	170%
Target	1.0	100%
Threshold	TBD	65%

Performance		Award
Excellence	5 of 5	170%
Good	4 of 5	120%
Target	3 of 5	100%
OK	2 of 5	80%
Threshold	1 of 5	65%

Pre-tax Profit Performance Incentive

Subject to the above-referenced Fail Safe, the Plan pays for profit achievement if, for the participating employee, no less than 70% of the profit goal is met at the level applicable to that employee. At 70% achievement, the payout would be 65% of the participant’s target award. Excellence is defined as achievement of 125% of the pre-tax profit goal with payouts of 170% of the target award. Awards for levels of performance between threshold and excellence are enumerated in the payout tables in this Plan document.

Safety or Area Performance Index Incentive

The safety goal will be based on DART. The peer group data will be used as a benchmark for establishing this goal. The target is consistent annually at 1.0, representing a significantly lower score than the industry peer group. The threshold is set at the 3-year median of scores and the maximum is set at the 3-year average minimum score reported to the AGA by the industry peer group.

Individual Goals Incentives. Individual components of the Plan pay for employee achievement of individual goals set by supervision, ranging from 65% attainment of the individual component if one goal is achieved to 170% if all are successfully achieved. Individual goals are equally weighted.

Payout Table

Payout Schedule Based on Achievement Level

Level	Achievement	Award
Excellence	125%+	170.00%
	124%	167.20%
	123%	164.40%
	122%	161.60%
	121%	158.80%
	120%	156.00%
	119%	153.20%
	118%	150.40%
	117%	147.60%
	116%	144.80%
	115%	142.00%
	114%	139.20%
	113%	136.40%
	112%	133.60%
	111%	130.80%
	110%	128.00%
	109%	125.20%
	108%	122.40%
	107%	119.60%
	106%	116.80%

Level	Achievement	Award
Target	100%	100.00%
	99%	98.83%
	98%	97.67%
	97%	96.50%
	96%	95.33%
	95%	94.17%
	94%	93.00%
	93%	91.83%
	92%	90.67%
	91%	89.50%
	90%	88.33%
	89%	87.17%
	88%	86.00%
	87%	84.83%
	86%	83.67%
	85%	82.50%
	84%	81.33%
	83%	80.17%
	82%	79.00%
	81%	77.83%

	105%	114.00%
	104%	111.20%
	103%	108.40%
	102%	105.60%
	101%	102.80%
Target	100%	100.00%

	80%	76.67%
	79%	75.50%
	78%	74.33%
	77%	73.17%
	76%	72.00%
	75%	70.83%
	74%	69.67%
	73%	68.50%
	72%	67.33%
	71%	66.17%
Threshold	70%	65.00%

Incentive Calculation Example for Area Employees

Example:

A Plan participant has a Salary of $50,000 and an incentive target of ten percent (10%). Profit achievement was 110% of its net profit goal. Safety achievement was 135% of the goal, and the participant achieved 4 out of 5 individual goals.

Step One:	Calculate target incentive opportunity
	Opportunity	$50,000 x 10%	= $5,000

Step Two:	Calculate amount for each component
	Profit	$5,000 x 60% Weight	= $3,000
	Safety	$5,000 x 20% Weight	= $1,000
	Individual	$5,000 x 20% Weight	= $1,000

Step Three:	See achievement and award percentages on payout tables, given the following results:
	Profit	110% Achievement	= 128% Award
	Safety	135% Achievement	= 170% Award
	Individual	4 out of 5	= 120% Award

Step Four:	Calculate total incentive award
	Profit	$3,000 x 128%	= $3,840.00
	Safety	$1,000 x 170%	= $1,700.00
	Individual	$1,000 x 120%	= $1,200.00

	Total earned		= $6,740.00
	Incentive earned as % of Base Pay		= 13.48%

Terms and Conditions

The following Terms and Conditions are applicable to all Company employees who for a given Plan Year are eligible to receive a Plan bonus payment. This document supersedes any and all prior or existing Company short term incentive bonus plans, programs, agreements, or contracts.

This Plan is a statement of compensation guidelines and is not a guarantee to any particular employee that any amount of Plan bonus will be paid out for any given Plan Year.

Expression of Salary or any other form of compensation in terms of an annual period or any other period shall not be construed as a contract of employment for the duration of the annual period or any other period.

TIMING AND FORM OF PLAN PAYMENTS

Plan bonus payments for a given Plan Year will in all events be paid in a one-time lump sum payment by the Company, through payroll and subject to all legally-required payroll withholdings, on or before March 15th of the calendar year following the Plan Year in which the Plan bonus payment is earned. Any Plan bonus payment that is payable with respect to a deceased employee shall be paid to the deceased employee’s estate and/or survivors within thirty (30) days of notice to Centuri of both the death of the employee and the legally-appropriate payee.

ENTRY, TRANSFER, AND EXIT FROM THE INCENTIVE PLAN

If an employee is not eligible at the start of a Plan Year but becomes eligible later, employee will be eligible to receive a prorated portion of any incentive Plan bonus payment that employee would otherwise earn for the Plan Year, based on the number of days worked while eligible.

When a Plan participant changes jobs to a position with a different target incentive opportunity, the participant’s incentive opportunities will be proportionately determined (in a manner determined by the Committee in its discretion) on the basis of days worked in the different positions. However, if an employee is hired into a Plan-eligible position after October 1 of a given Plan Year, or otherwise becomes eligible to participate in the Plan after October 1 of a given Plan Year, the employee will not be eligible to receive a Plan bonus for the current Plan Year.

Claims or disputes are time-barred under this Plan if not raised within thirty (30) days immediately following termination of Company employment.

NON-PAYMENT AND RECOVERY OF INCENTIVES

The Company reserves the right to recover, through whatever means it deems appropriate, part or all of any Plan bonus payment that Company subsequently determines was paid in error.

PLAN AMENDMENT AND ADMINISTRATION

Centuri’s Board of Directors (the “Board”) may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof, provided that no such amendment, modification, suspension or termination may be retroactive with regard to any Plan Year.

The Plan shall be administered by the “Committee” or its express delegate, which shall have the authority to:

(a)	designate such job positions as may be eligible for participation in the Plan;

(b)	construe and interpret the Plan and apply its provisions;

(c)	promulgate, amend, and rescind rules and regulations relating to administration of the Plan; and

(d)	exercise discretion to make any and all other determinations deemed by the Committee as necessary or advisable for administration of the Plan.

Board/Committee determinations need not be uniform and any such determinations may be made selectively among participants.

All decisions by the Board or Committee shall be final and binding upon any participating company or employee.

SECTION 409A

It is intended that the time and form of Plan payments will fit into the short term deferral exception to the application of Code Section 409A. In the event that one or more Plan payments are determined to be subject to Section 409A:

(a)

Neither Centuri nor any of its affiliates shall be liable for any additional tax, interest or penalties that may be imposed on a participant as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A); and

(b)

Notwithstanding any provision in this Plan to the contrary, (i) the Plan shall be interpreted and administered such that such payment(s) comply(ies) to the fullest extent possible with Section 409A, and (ii) each Plan payment shall be deemed to be a separate and distinct payment for purposes of Section 409A.

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